EXHIBIT 10.6
NOTICE OF AMENDMENT TO
STOCK OPTION CERTIFICATE / AGREEMENT
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
March 20, 2006
     THIS NOTICE OF AMENDMENT (this Notice) hereby amends, effective as of March 20, 2006, the terms of those Stock Options listed on Exhibit A to this Notice (the Amended Options) previously granted by American Medical Systems Holdings, Inc., a Delaware corporation (the Company), to                                          (the Participant) under the Company’s 2000 Equity Incentive Plan (the Plan). Capitalized terms used in this Notice that are not otherwise defined herein have the meaning given in the Plan.
     1. Termination of Employment. From and after the effective date of this Notice, as first set forth above, the terms of the Amended Options pertaining to termination of employment or other service will be modified to provide that, except as provided in the Plan and/or the applicable award agreements or certificates with respect to a change in control of the Company or termination of the Participant’s employment by reason of death, disability, retirement or cause, upon termination of the Participant’s employment or other service with the Company and all Subsidiaries, the Amended Options that are exercisable as of the effective date of such termination shall remain exercisable until the earlier of:
     (a) the expiration of such Amended Option; or
     (b) the date that is (i) nine-months after such termination date, for any Amended Option that was vested as of December 31, 2004; or (ii) for any Amended Option that was not vested as of December 31, 2004, the earlier of (A) such nine-month anniversary; or (B) March 15th of the year following the calendar year in which the termination occurred, unless the appropriate officers of the Company, in their sole discretion determine that this earlier potential expiration date does not apply, or that some other earlier potential expiration date should apply, based upon subsequent regulations or other guidance issues with respect to Section 409A of the Code.
     2. Effect of Amendment. Except to the extent expressly amended by this Notice, the Amended Options shall otherwise remain in full force and effect, subject to the terms of the applicable award agreement(s) and/or certificate(s) evidencing such Options and the Plan. This Notice shall supersede and replace all prior notices, communications or understandings regarding the amendment of post-employment exercise period of stock options granted under the Plan, and the Participant acknowledges that any Incentive Stock Options held be the Participant are not amended.

Dated:	AMERICAN MEDICAL SYSTEMS

HOLDINGS, INC.

By:

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